UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

Kana Software, Inc.
(Name of Registrant as Specified In Its Charter)

KVO Capital Management, LLC Kernan V. Oberting Robert B. Ashton
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT !

Protect Your Investment In Kana Software, Inc.

June 22, 2009

Dear Fellow Stockholder of Kana Software, Inc.:

KVO Capital Management, LLC (“KVO”) is the beneficial owner of 8.14% or 3,354,343 shares of Kana Software, Inc. (“Kana”).

Like many of our fellow investors, KVO has been extremely disappointed in Kana’s financial performance and in the performance and strategic vision of Kana’s management and board of directors.  We feel that change is desperately needed at the board level.

KVO notifies Kana of its nomination of Melvin L. Keating;
Kana rejects KVO’s nomination to board

On June 18, 2009, one day after Kana notified its stockholders of the date of this year’s annual meeting, KVO notified Kana of its nomination of Melvin L. Keating to the board of directors.  The following day, KVO issued a press release notifying the stockholders of Kana that it had made such nomination and that we would be filing proxy materials in connection with our nomination.

On the evening of Friday, June 19, 2009, we were faxed a letter from Kana’s Vice President and General Counsel rejecting our nomination and stating that it would be disregarded at the annual meeting because KVO’s notification fell outside the advance notice requirement contained in Kana’s Bylaws.

KVO files a Complaint in Delaware Court of Chancery to permit nomination to proceed and to extend the annual meeting date.

We believe that the board of directors of Kana acted inappropriately and in violation of Delaware law by announcing the date of Kana’s annual meeting a mere 28 days ahead of time in an attempt to prevent Kana’s stockholders from complying with Kana’s advance notice Bylaw or effectively soliciting proxies against Kana’s nomination.

Therefore, on Monday, June 22, 2009, KVO filed in the Court of Chancery of the State of Delaware a Verified Complaint for Injunctive Relief requesting that, among other things, the Court enjoin Kana from proceeding with the 2009 annual meeting of stockholders on July 15, 2009 and permit stockholders to nominate individuals for election to Kana’s board of directors at this year’s annual meeting.  A copy of the Complaint can be found as an exhibit to KVO’s Schedule 13D/A filed with the SEC on June 22, 2009.

We urge you not to act until this matter is resolved by the Delaware courts.

You may have already received proxy solicitation materials from Kana for the 2009 annual meeting.  KVO strongly urges you not to respond to any solicitation made by Kana, and not to submit a proxy card until the Delaware court rules in our matter.  Our hope and belief is that the Delaware courts will permit our nomination to proceed and that we will be given sufficient time to deliver to you a proxy statement and solicit proxies on behalf of our nominee.

We want to hear from you.

Because we don’t know the identities of many of our fellow stockholders, we are asking you to please contact us so that we can communicate with you directly.  Please contact our proxy solicitor, The Altman Group, toll free at: (866) 796-1270. Alternatively, you can email us for more information at change@kanaproxy.com.

Thank you very much for your time.  We look forward to speaking with you soon and please remember to wait until we are able to proceed with our nomination and send you proxy materials before voting.

Important Information

KVO plans to file with the Securities and Exchange Commission (the “SEC”) and, upon favorable action by the Delaware court mail to Kana’s stockholders, a proxy statement in connection with our proposed nomination and nominee and may file other proxy solicitation materials regarding this election contest. The proxy statement will contain important information about our proposed nominee and nomination and about us.  Security holders are urged to read the proxy statement regarding KVO’s proposed nomination and nominee when it becomes available and any other relevant document filed with the SEC, as well as any amendment or supplement to those documents, because they will contain important information about our proposed nomination and nominee.

Security holders will be able to obtain free copies of the proxy statement and other relevant documents, when filed with the SEC, through the SEC’s web site maintained at www.sec.gov.   In addition, the proxy statement and any other related documents we file with the SEC, including filings that may be incorporated by reference in the proxy statement, can be obtained, without charge, upon request to our proxy solicitor, The Altman Group, toll free at: (866) 796-1270. Alternatively, you can email us at change@kanaproxy.com.

KVO and members of KVO’s management, including Kernan V. Oberting and Robert B. Ashton, may be deemed to be participants in the solicitation of proxies in respect of our proposed nomination, as may our proposed nominee, Melvin L. Keating. KVO is currently the beneficial owner of 3,354,343 shares of Kana’s common stock, or approximately 8.14% of the total shares of common stock outstanding as of June 11, 2009 (as reported by Kana).  Mr. Keating does not own, beneficially or otherwise, any shares of Kana stock.

Information concerning any direct or indirect interest of ours in our proposed nomination of Mr. Keating and in our beneficial ownership of Kana common stock, may be found in our Schedule 13D originally filed with the SEC on November 21, 2008 and the amendments thereto, including the amendments filed on June 18, 19 and 22, 2009, as the same may be amended from time to time.  In addition, this information, along with information concerning any direct or indirect interest of our proposed nominee, will be contained in the proxy statement and other solicitation material that we intend to file with the SEC under Schedule 14A.   Our Schedule 13D, as amended, is available, and as noted above our proxy statement and other soliciting material when filed will be available, for free both on the SEC’s website (http://www.sec.gov) or by contacting our proxy solicitor, The Altman Group, toll free at: (866) 796-1270. Alternatively, you can email us at change@kanaproxy.com.